                                                                     EXHIBIT 4.4

                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT


      THIS AMENDMENT (this "Amendment") effective as of the 18th day of October, 2000, amends and modifies, at the Company's direction, a certain Rights Agreement dated as of December 31, 1996, as previously amended (the "Rights Agreement") between Quest Diagnostics Incorporated (the "Company") and Harris Trust and Savings Bank, as Rights Agent. All terms defined in the Rights Agreement shall have the same meanings in this Amendment unless otherwise defined.

      WHEREAS, Quest Diagnostics Incorporated (the "Corporation") has previously appointed Harris Trust and Savings Bank or an affiliate thereof ("Harris") as Rights Agent under the Rights Agreement; and

      WHEREAS, Section 21 of the Rights Agreement headed "Change of Rights Agent" provides for the appointment of a successor Rights Agent, and sets forth specified requirements for any such successor Rights Agent; and

      Whereas, Harris wishes to terminate its appointment, as of the Effective Date stated below, as Rights Agent in light of the transfer of certain of its operations to Computershare Investor Services, L.L.C., a Delaware limited liability company, together with its affiliates, ("Computershare"); and

      WHEREAS, the Company wishes to appoint Computershare as successor Rights Agent and Computershare consents to such appointment; and

      WHEREAS, effective December 8, 1999, the Rights Agreement was amended to increase the exercise price of a Right under Section 7(b) of the Right Agreement from $35 to $125; and

      WHEREAS, on October 18, 2000, the Board of Directors of the Company adopted a resolution approving the amendment of the Rights Agreement to increase the exercise price of a Right under Section 7(b) of the Rights Agreement from $125 to $500;

      NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

      1. All terms not defined herein have the meanings set forth in the Rights Agreement.

      2.    The sentence in Section 21 that begins on line 24 of page 52 with
            "Any successor rights agent. . . ." and ends on line 9 of page 53 with ". . . combined capital and surplus of at least $50,000,000" is hereby deleted and replaced as follows:

            Any successor Rights Agent, whether appointed by the Company or by such a court, shall be: (a) a corporation, limited liability company or trust company (or similar form of entity under the laws of any state of the United States or a foreign jurisdiction) authorized to conduct business under the laws of the United States or any state of the United States, which is authorized under such laws to exercise corporate trust, fiduciary or stockholder services powers and is subject to supervision or examination by a federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000; or (b) an Affiliate controlled by a corporation, limited liability company or entity described in clause (a) of this sentence.

      3. Computershare Investor Services, LLC ("Computershare") is hereby appointed as Successor Rights Agent under the above Rights Agreement, succeeding Harris, effective as of the date of this Amendment ("Effective Date"), to act in accordance with and pursuant to the terms and conditions of the Rights Agreement.

      4. Computershare's execution of this Agreement shall constitute the acceptance by Computershare of the agency herein conferred, and shall evidence its agreement to carry out and perform its duties under the Rights Agreement in accordance with the provisions thereof, as previously and hereby amended.

      5. Computershare and its affiliates will be entitled to rely and act upon any written orders or directions regarding the issuance and delivery of certificates for the above described shares signed by the Secretary or any Assistant Secretary of the Corporation and by one of the following officers:

                  Chief Executive Officer
                  President
                  Chief Operating Officer
                  Chief Financial Officer
                  Treasurer
                  Corporate Controller
                  General Counsel

            or any list, instrument, order, paper, stock certificate, signature or guarantee believed by Computershare and its affiliates in good faith to be genuine and to have been signed, countersigned or executed by any such authorized officers;

      6. Section 20(c) of the Rights Agreement is hereby deleted and replaced as follows:

            The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence or willful misconduct.

      7.    The sentence in Section 18 that begins on line 7 of page 45 with
            "The Company also agrees. . . ." and ends on line 14 of page 45 with
            ". . . liability in the premises" is hereby deleted and replaced as follows:

            The Company also agrees to indemnify and hold harmless Computershare and each member, director, officer, employee, and affiliate of Computershare,

            (collectively, the "Indemnified Parties") against any and all actions, claims, demands, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation, reasonable attorneys' and consultants' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, relating to, or in connection with Computershare's provision of services under the Rights Agreement (including, without limitation, responding to any demand or claim of liability in the premises) or any breach by the Company of any term or condition of the Rights Agreement; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party.

      8. Section 7(b) of the Rights Agreement is hereby deleted and replaced as follows:

            (b) The Purchase Price for each one one-hundredth of a Preferred Share purchasable pursuant to the exercise of a Right shall be Five Hundred Dollars ($500.00), and shall be subject to adjustment from time to time as provided in Section 11 or 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

      9. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

      10. Except as expressly amended hereby, all the terms and conditions of the Rights Agreement, as previously amended, shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

QUEST DIAGNOSTICS INCORPORATED            COMPUTERSHARE INVESTOR
                                          SERVICES LLC, Successor Rights Agent

By:                                       By:
   -------------------------------           ---------------------------------
Name: Leo C. Farrenkopf, Jr.              Name:
      ------------------------                  ------------------------------
Title: Vice President and Secretary       Title:
       -----------------------------            ------------------------------


HARRIS TRUST AND SAVINGS BANK
Rights Agent


By:
   --------------------------------
Title:
      -----------------------------